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Krista Sohm
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Meritor Reports Third-Quarter Fiscal Year 2011 Results

Adjusted EBITDA Up 55 Percent Year-Over-Year on $321 Million of Increased Revenue

TROY, Mich. (Aug. 2, 2011) — Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2011.

Third-Quarter Highlights
  Sales were $1.287 billion, up $321 million or 33 percent, from the same period last year.

  Net income on a GAAP basis was $17 million compared to a net loss of $3 million in the prior year’s third quarter.

  Adjusted EBITDA was $102 million, up $36 million or 55 percent, from the same period last year.

  Cash flow from operations was $25 million in the third quarter of fiscal year 2011, compared to $47 million in the same period last year.

  Free cash flow was negative $1 million in the third quarter of fiscal year 2011, compared to positive $33 million in the same period last year.
       “We are pleased to report a 55-percent increase in Adjusted EBITDA year-over-year, driven primarily by commercial truck demand globally and our attention to managing costs through this high volume cycle,” said Chairman, CEO and President Chip McClure. “Our solid performance this period resulted in an Adjusted EBITDA margin of 7.9 percent, an increase of 110 basis points compared to the prior year.”

Third-Quarter Results

       For the third quarter of fiscal year 2011, Meritor posted sales of $1.287 billion, up $321 million or 33 percent from the same period last year. This increase in sales was primarily due to continued strength in truck demand globally with all segments contributing to the revenue growth. As compared to the second quarter of fiscal year 2011, sales in the third quarter were up 8 percent.

       Income from continuing operations, on a GAAP basis, was $23 million or $0.24 per diluted share, compared to a loss from continuing operations of $6 million or $0.06 per diluted share in the prior year. Adjusted income from continuing operations in the third quarter of fiscal year 2011 was $25 million, or $0.26 per diluted share, compared to negative $6 million, or $0.06 per diluted share, a year ago. Adjusted income from continuing operations for the third fiscal quarter excludes $7 million of restructuring costs and a $5 million non-operating gain on the collection of a note receivable.

       Adjusted EBITDA was $102 million, compared to $66 million in the third quarter of fiscal year 2010. The adjusted EBITDA margin for the third quarter of fiscal year 2011 was 7.9 percent compared to 6.8 percent in the same period last year.

       Free cash flow for the third quarter fiscal year 2011 was negative $1 million compared to positive free cash flow of $33 million in the same period last year. This decrease was primarily due to higher investments in inventory, machinery and equipment as global commercial vehicle and industrial markets continue to strengthen.

Third-Quarter Segment Results

       Commercial truck sales were $770 million, up $248 million or 48 percent from the same period last year, primarily driven by increased sales in North America, Europe and South America. Segment EBITDA for the Commercial Truck segment was $49 million for the quarter, up $24 million or 96 percent, from the third quarter of fiscal year 2010, primarily due to the higher sales as well as higher earnings from our unconsolidated joint ventures.

       Sales for the company’s Industrial segment were $308 million, up $51 million from the third quarter of fiscal year 2010. Segment EBITDA for the company’s Industrial segment was $21 million, down $4 million, from the same period last year. The favorable impact of increased sales in Asia Pacific was more than offset by the impact of lower sales of the Family of Medium Tactical Vehicles (FMTV) as production shifted to a new prime contractor.

       The Aftermarket & Trailer segment posted sales of $293 million, up $36 million from the same period last year. Segment EBITDA for Aftermarket & Trailer was $35 million, up $15 million or 75 percent from the third quarter of fiscal year 2010, driven primarily by the favorable impact of higher sales for the company’s core aftermarket replacement and trailer products.

Outlook for Fourth-Quarter Fiscal Year 2011

       For the fourth quarter of fiscal year 2011, the company anticipates the following results from continuing operations:
  Revenue in the range of $1,175 million to $1,275 million.

  Adjusted EBITDA in the range of $90 million to $100 million.

  Adjusted income from continuing operations in the range of $15 million to $25 million.

  Free cash flow to be slightly negative.
       For fiscal year 2011, Meritor expects results for continuing operations in the following ranges for capital expenditures, interest expense, cash interest, income tax expense and cash income taxes:
  Capital expenditures in the range of $90 million to $105 million.

  Interest expense in the range of $95 million to $100 million, down from $100 million to $110 million.

  Cash interest in the range of $85 million to $90 million, from $85 million to $95 million.

  Income tax expense in the range of $90 million to $95 million, up from $70 million to $90 million.

  Cash income taxes in the range of $55 million to $65 million, from $50 million to $70 million.
       “We will continue to take the appropriate steps to manage the challenges associated with commercial truck volumes that are expected to be strong in all major markets,” said McClure. “With a diligent focus on cost management and execution, we remain confident that we will achieve our EBITDA margin target of 10 percent by the end of fiscal year 2012.”

Third-Quarter Fiscal Year 2011 Conference Call

       Meritor will host a conference call and Web cast to present the company’s fiscal year 2011 third-quarter financial results on Tuesday, Aug. 2, 2011, at 9 a.m. (ET).

       To participate, call (617) 213-4849, ten minutes prior to the start of the call. Please reference pass code 62728431 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting meritor.com.

       A replay of the call will be available from 12:00 p.m. on Aug. 2, to 11:59 p.m. Aug. 9, 2011, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 25683988.

       To access the listen-only audio Web cast, visit the Meritor Web site at meritor.com and select the Web cast link from the home page or the investor page.

About Meritor, Inc.

       Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information about the company, visit the company's web site at meritor.com.

Forward Looking Statement

This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to successfully manage steeply increasing volumes in the commercial truck markets, including working with our customers to adjust their demands in light of the rapid acceleration of production; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether the liquidity of the company will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

       In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA and Free cash flow, which are non-GAAP financial measures.

       Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

       Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

       Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

       Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins

       Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker (CODM) to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales	$1,287	$966	$3,450	$2,634
Cost of sales	(1,153)	(849)	(3,094)	(2,331)
GROSS MARGIN	134	117	356	303
Selling, general and administrative	(73)	(77)	(216)	(211)
Restructuring costs	(7)	(1)	(21)	(1)
Other operating expense	—	(6)	(2)	(6)
OPERATING INCOME	54	33	117	85
Other income, net	5	1	3	2
Equity in earnings of affiliates	21	12	51	33
Interest expense, net	(22)	(27)	(73)	(81)
INCOME BEFORE INCOME TAXES	58	19	98	39
Provision for income taxes	(30)	(21)	(69)	(31)
INCOME (LOSS) FROM CONTINUING OPERATIONS	28	(2)	29	8
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(6)	3	17	13
NET INCOME	22	1	46	21
Less: Net income attributable to noncontrolling interests	(5)	(4)	(14)	(11)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$17	$(3)	$32	$10

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Income (loss) from continuing operations	$23	$(6)	$15	$(3)
Income (loss) from discontinued operations	(6)	3	17	13
Net income (loss)	$17	$(3)	$32	$10

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.24	$(0.06)	$0.15	$(0.04)
Discontinued operations	(0.06)	0.03	0.18	0.16
Diluted earnings (loss) per share	$0.18	$(0.03)	$0.33	$0.12

Diluted average common shares outstanding	96.8	93.2	96.9	81.8

Prior periods have been recast for discontinued operations.

MERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	June 30,	September 30,
	2011	2010
ASSETS:
Cash and cash equivalents	$201	$343
Receivables, trade and other, net	839	579
Inventories	502	382
Other current assets	67	76
Assets of discontinued operations	4	341
TOTAL CURRENT ASSETS	1,613	1,721
Net property	417	389
Goodwill	438	432
Other assets	370	337
TOTAL ASSETS	$2,838	$2,879

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Short-term debt	$84	$—
Accounts payable	905	670
Other current liabilities	397	358
Liabilities of discontinued operations	1	362
TOTAL CURRENT LIABILITIES	1,387	1,390
Long-term debt	950	1,029
Retirement benefits	1,160	1,162
Other liabilities	304	321

Shareowners’ deficit attributable to Meritor, Inc.	(1,009)	(1,054)
Noncontrolling interests	46	31
TOTAL EQUITY (DEFICIT)	(963)	(1,023)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,838	$2,879

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales:
Commercial Truck	$770	522	$2,038	1,413
Industrial	308	257	844	731
Aftermarket & Trailer	293	257	790	717
Intersegment Sales	(84)	(70)	(222)	(227)
Total sales	$1,287	966	$3,450	2,634
EBITDA:
Commercial Truck	$49	25	$122	53
Industrial	21	25	56	80
Aftermarket & Trailer	35	20	76	54
Segment EBITDA	105	70	254	187
Unallocated Legacy and Corporate
Expense, net	(3)	(4)	(9)	(9)
Adjusted EBITDA	$102	66	$245	178
Interest Expense, Net	(22)	(27)	(73)	(81)
Provision for Income Taxes	(30)	(21)	(69)	(31)
Depreciation and Amortization	(17)	(18)	(50)	(54)
Loss on Sale of Receivables	(3)	(1)	(6)	(3)
Restructuring Costs	(7)	(1)	(21)	(1)
Other	5	—	3	—
Noncontrolling Interests	(5)	(4)	(14)	(11)
Income (Loss) from Continuing Operations
attributable to Meritor, Inc.	$23	(6)	$15	(3)
Income (Loss) from Discontinued Operations
attributable to Meritor, Inc.	(6)	3	17	13
Net Income (loss)	$17	(3)	$32	10

Prior periods have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Nine Months Ended June 30,
	2011	2010
OPERATING ACTIVITIES
Income from continuing operations	$29	$8
Adjustments to income from continuing operations:
Depreciation and amortization	50	54
Restructuring costs, net of payments	8	(10)
Equity in earnings of affiliates, net of dividends	(21)	(23)
Loss on debt extinguishment	—	13
Other adjustments to income from continuing operations, net	12	2
Pension and retiree medical expense	53	66
Pension and retiree medical contributions	(56)	(65)
Interest proceeds on note receivable	—	12
Changes in off-balance sheet receivable securitization and factoring	134	55
Changes in assets and liabilities	(191)	6
Operating cash flows provided by continuing operations	18	118
Operating cash flows provided by (used for) discontinued operations	(37)	21
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(19)	139
INVESTING ACTIVITIES
Capital expenditures	(68)	(33)
Other investing activities	1	5
Net investing cash flows used for continuing operations	(67)	(28)
Net investing cash flows used for discontinued operations	(66)	(7)
CASH USED FOR INVESTING ACTIVITIES	(133)	(35)
FINANCING ACTIVITIES
Net change in debt	—	(61)
Issuance and debt extinguishment costs	—	(45)
Proceeds from stock issuance	—	209
Proceeds from exercise of stock options	6	—
Other financing activities	—	(1)
Net financing cash flows provided by continuing operations	6	102
Net financing cash flows used for discontinued operations	—	(12)
CASH PROVIDED BY FINANCING ACTIVITIES	6	90
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	4	—
CHANGE IN CASH AND CASH EQUIVALENTS	(142)	194
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	343	95
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$201	$289

Prior periods have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income (loss) from continuing operations
attributable to Meritor, Inc.	$23	$(6)	$15	$(3)
Adjustments:
Restructuring costs	7	1	21	1
Loss on debt extinguishment	—	—	—	13
Gain on notes receivable	(5)	—	(5)	(6)
Other loss related to LVS divestiture	—	—	2	—
Income tax benefit	—	(1)	—	(9)
Adjusted income (loss) from continuing
operations	$25	$(6)	$33	$(4)

Diluted earnings (loss) per share from
continuing operations	$0.24	$(0.06)	$0.15	$(0.04)
Impact of adjustments on diluted earnings
(loss) per share	0.02	—	0.19	(0.01)
Adjusted diluted earnings (loss) per share
from continuing operations	$0.26	$(0.06)	$0.34	$(0.05)

Prior periods have been recast for discontinued operations.

MERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows provided by (used for) operating activities	$25	$47	$(19)	$139
Capital expenditures – continuing operations	(26)	(9)	(68)	(33)
Capital expenditures – discontinued operations	—	(5)	(6)	(26)
Free cash flow	$(1)	$33	$(93)	$80

Prior periods have been recast for discontinued operations.